Exhibit 5.1

[Letterhead of Proskauer Rose LLP]

March 14, 2007

The Knot, Inc.
462 Broadway, Floor 6
New York, New York 10013

Ladies and Gentlemen:

We are acting as counsel to The Knot, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”), filed under the Securities Act of 1933, as amended, of up to an additional 1,067,891 shares (the “Option Shares”) and an additional 167,427 shares (the “ESPP Shares” and together with the Option Shares, the “Shares”) of common stock, par value $0.01 per share, of the Company, to be issued under the Company’s 1999 Stock Incentive Plan and the Company’s Employee Stock Purchase Plan, respectively.

In connection with the rendering of this opinion, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant. We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, it is our opinion that, as of the date hereof, the Shares, when issued in accordance with the terms of the 1999 Stock Incentive Plan and the Employee Stock Purchase Plan, as applicable, will be duly authorized, legally issued, fully paid and non-assessable.

The Knot, Inc.
March 14, 2007

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Proskauer Rose LLP

PROSKAUER ROSE LLP